AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”) to that certain Agreement and Plan of Merger, dated as of February 2, 2010 (the “Merger Agreement”), by and among Silicon Storage Technology, Inc., a California corporation (the “Company”), Microchip Technology Incorporated, a Delaware corporation (“Parent”), and Sun Acquisition Corporation, a California corporation and wholly-owned subsidiary of Parent (“Merger Sub”), is made and entered into as of February 22, 2010 by and among the Company, Parent and Merger Sub.  All capitalized terms that are used in this Amendment but not defined in this Amendment shall have the respective meanings ascribed thereto in the Merger Agreement.

WHEREAS, on February 22, 2010, Parent offered to amend the Merger Agreement on the terms set forth herein;

WHEREAS, the boards of directors of Merger Sub and Parent have approved this Amendment, and have determined that it is advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent and Merger Sub upon the terms and subject to the conditions set forth in the Agreement (as amended by this Amendment);

WHEREAS, the Company Board, acting upon the recommendation of the Strategic Committee, has approved this Amendment and recommended approval and adoption of the Agreement (as amended by this Amendment) by the shareholders of the Company;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

1. Amendment to Section 2.6(a).  Section 2.6(a) of the Merger Agreement is hereby amended by replacing, in the definition of Merger Consideration set forth therein, the reference to “$2.85” with $3.00”.

2. Amendment to Section 8.3(b).  Section 8.3(b) of the Merger Agreement is hereby amended by replacing, in the definition of Termination Fee set forth therein, the reference to “$9,600,000” with “$10,120,624”.

3. Additional Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub as follows (each of which representations and warranties shall be deemed, for all purposes of and under the Merger Agreement, to form a part of Section 4.3 of the Merger Agreement):

The Company has the requisite corporate power and authority to execute and deliver this Amendment and, subject to obtaining the affirmative vote for approval of the principal terms of the Merger and adoption of the Agreement (as amended by this Amendment) and the transactions contemplated by the Agreement (as amended by this Amendment), by the Company Shareholder Approval on the record date for the Company Shareholders Meeting to consider the Company Voting Proposal, to perform its obligations and consummate the transactions contemplated by the Agreement (as amended by this Amendment).  The Strategic Committee has determined that the transactions contemplated by the Agreement (as amended by this Amendment) are advisable and fair to and in the best interests of the Company and its shareholders and has recommended that the full Company Board approve this Amendment and the transactions contemplated by the Agreement (as amended by this Amendment).  The execution, delivery and performance by the Company of this Amendment and the consummation by the Company of the transactions contemplated by the Agreement (as amended by this Amendment) have been duly authorized by the Company Board (acting upon the unanimous recommendation of the Strategic Committee), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Amendment, except for the Company Shareholder Approval of the Company Voting Proposal.  This Amendment has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally.

4. Additional Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub jointly and severally represent and warrant to the Company as follows (each of which representations and warranties shall be deemed, for all purposes of and under the Merger Agreement, to form a part of Section 5.2 of the Merger Agreement):

Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Amendment and to consummate the transactions contemplated the Agreement (as amended by this Amendment). The execution, delivery and performance by Parent and Merger Sub of this Amendment, approval and adoption of this Amendment and the consummation of the transactions contemplated the Agreement (as amended by this Amendment) have been duly and validly authorized by all necessary action of Parent and Merger Sub, and no other action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Amendment and the consummation by them of the transactions contemplated the Agreement (as amended by this Amendment).  This Amendment has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally.

5. Merger Agreement References.  The parties hereto hereby agree that all references to the “Agreement” set forth in the Merger Agreement (including, without limitation, in the representations and warranties of the parties set forth therein) shall be deemed to be references to the Merger Agreement as amended by this Amendment.

6. Full Force and Effect.  Except as expressly amended or modified hereby, the Merger Agreement and the agreements, documents, instruments and certificates among the parties hereto as contemplated by, or referred to, in the Merger Agreement shall remain in full force and effect without any amendment or other modification thereto.

7. Counterparts.  This Amendment may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Signatures of the parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes and the exchange of copies of this Amendment and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes.  At the request of any party hereto, all parties hereto agree to execute an original of this Amendment as well as any facsimile, telecopy, PDF or other reproduction hereof.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

COMPANY Silicon Storage Technology, Inc.
By:	/s/ Bing Yeh
Name: Bing Yeh Title: Chairman and CEO

COMPANY Microchip Technology Inc.
By:	/s/ Steve Sanghi
Name: Steve Sanghi Title: Chairman, President and CEO

MERGER SUB Sun Acquisition Corporation
By:	/s/ Eric Bjornholt
Name: Eric Bjornholt Title: Director and CFO